PRESS RELEASE

Helios & Matheson Designates

Sal Quadrino as Successor CEO

NEW YORK, New York, June 6, 2007 – Helios & Matheson North America Inc. (“Helios & Matheson”) (Nasdaq Capital Market: HMNA), an IT and Business Process Outsourcing (“BPO”) services provider to Fortune 1000 Companies and other large organizations, today announced that Sal Quadrino, the Company’s chief financial officer, has been designated by its Board of Directors as successor CEO of the Company. Shmuel BenTov, the company’s founder, chairman, president and CEO, has decided to step down upon the completion of his contract, which ends March 31, 2008. Mr. Quadrino’s appointment will be contingent upon the Board and him reaching a mutually satisfactory employment agreement.

Mr. Jambunathan, Vice Chairman and Lead Director of the Company’s Board, commented, “Mr. Quadrino is an experienced leader who has made significant contributions toward Helios & Matheson’s performance. On behalf of the entire Board, I want to express how excited we are at the prospect of Mr. Quadrino leading the company and the management team to greater heights in the years ahead.”

“I have had the extraordinary privilege of having founded and led this company for 25 years. This year marks an important milestone in our history; we are completing ten years of being listed on the NASDAQ Capital Market,” said Mr. BenTov. “Fifty percent of our revenue is from clients with which we have had relationships for over 20-years, and 4 of our top 10 clients have been doing business with us for over 10 years. It is with a considerable amount of satisfaction and pride that I approach the end of my term as chairman and CEO of Helios & Matheson. I have complete confidence in the future of our great company.”

“We are both committed to a smooth, seamless and efficient transition. We have a well-planned succession process underway, and it will be transparent to our customers, our employees and our shareholders,” stated Messrs. BenTov and Quadrino.

“We have a great foundation for growth and an experienced management team with a track record for delivering results,” said Mr. Quadrino. “Our focus will not change. We’re dedicated to the same vision of growing and improving the company’s business, and in providing customers with expert

PRESS RELEASE

service. We’re confident in our direction and our ability to execute for our customers and shareholders.”

Mr. Quadrino’s biography follows:

Mr. Quadrino is a senior executive with over 30-years of financial and operational experience in both public and private companies. Mr. Quadrino served as CFO of Con Edison Communications, where he built a strong financial management team to support the company’s growth, strengthened internal controls to meet the requirements of Sarbanes Oxley, and secured capital to fund the company’s growth. Prior to this, Mr. Quadrino joined Suburban Propane Partners, LP, a retail distributor with over $700 million in revenue, as its CFO and served as its President and CEO during the last two years of his tenure, during which he led the company through a successful initial public offering. He also worked with early stage development, rapid growth companies, such as Internet service provider Erols Internet and e-commerce provider Submit Order Inc., in senior financial and administrative capacities. Mr. Quadrino is a Certified Public Accountant and holds a Masters Degree in Business Administration from St. John’s University.

About Helios & Matheson North America Inc.

Helios & Matheson has built a reputation for cutting-edge IT and BPO solutions that is exemplified by its impressive roster of Fortune 1000 customers and other large organizations. The Company focuses on a business-oriented, value-added approach to its end-to-end, IT services and business process outsourcing solutions, which include staffing, projects and outsourcing. For over 20 years, the Company has provided complete project life-cycle services in the areas of business intelligence, custom application development, support and maintenance, data supply chain, collaboration, quality assurance, project and application portfolio management, and other specific vertical solutions. The Company has offices in New York City, Clark, New Jersey, and Bangalore, India. More information about the Company can be found at its web site at www.hmna.com.

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to Helios & Matheson North America’s plans, beliefs and intentions, are “forward-looking statements” that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, Helios & Matheson North America’s ability to scale its existing and any new businesses. For a more complete description of the risks that apply to the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission. The Company’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2007.

PRESS RELEASE

For Further Information:

Company Contact:	Investor Contact:
Sal Quadrino, CFO	Joseph M. Zappulla
Helios & Matheson North America Inc.	Grannus Financial Advisors, Inc.
732-499-8228	212-681-4100
squadrino@hmna.com	jzappulla@grannusfinancial.com